EXHIBIT 107
Calculation of Filing Fee Tables
Form S-8
(Form Type)
ChargePoint Holdings, Inc.
(Exact name of Registrant as Specified in its Charter)
Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered[1]		Proposed Maximum Offering Price per Share		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.0001 per share	Rule 457(c) and Rule 457(h)	17,425,878	2	$9.58	4	$166,939,911.24	0.0001102	$18,396.78
Equity	Common Stock, par value $0.0001 per share	Rule 457(c) and Rule 457(h)	3,485,175	3	$8.14	5	28,369,324.50	0.0001102	3,126.30
Total Offering Amounts							$195,309,235.74		$21,523.08
Total Fee Offsets[6]									—
Net Fee Due									$21,523.08
1.Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Registrant’s common stock, par value $0.0001 per share (the “Common Stock”), that become issuable under (a) the Registrant’s 2021 Equity Incentive Plan (the “Equity Incentive Plan”) and (b) the Registrant’s 2021 Employee Stock Purchase Plan (the “ESPP”), as a result of any stock dividend, stock split, recapitalization, or other similar transaction effected without the receipt of consideration that results in an increase to the number of outstanding shares of Registrant’s Common Stock, as applicable.
2.Represents 17,425,878 shares of Common Stock that were automatically added to the shares reserved for issuance under the Equity Incentive Plan on March 1, 2023 pursuant to an “evergreen” provision contained in the Equity Incentive Plan (the “Equity Incentive Plan Evergreen Shares”).
3.Represents 3,485,175 shares of Common Stock that were automatically added to the shares reserved for issuance under the ESPP on March 1, 2023 pursuant to an “evergreen” provision contained in the ESPP (the “ESPP Evergreen Shares”).
4.The price per share and aggregate offering price of the Equity Incentive Plan Evergreen Shares are based upon the average of the high and low prices of the Common Stock on March 28, 2023, as reported on the New York Stock Exchange, which date is within five business days prior to the filing of this Registration Statement.
5.The price per share and aggregate offering price of the ESPP Evergreen Shares are based upon the average of the high and low prices of the Common Stock on March 28, 2023, as reported on the New York Stock Exchange, which date is within five business days prior to the filing of this Registration Statement, multiplied by 85%, which is the percentage of the price per share applicable to purchasers under the ESPP.
6.The Registrant does not have any fee offsets.